Exhibit 99.1

Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304 hp.com
News Release Hewlett-Packard Company Announces Early Tender Results for Cash Tender Offers
Editorial contacts Kait Conetta, HP +1 650 258 6471 corpmediarelations@hp.com www.hp.com/go/newsroom

PALO ALTO, CA—(Oct 14, 2015) - Hewlett-Packard Company (“HP Co.”) (NYSE: HPQ) today announced the early tender results as of 5:00 p.m. New York City time on October 14, 2015 (the “Early Tender Deadline”) for its previously announced cash tender offers (collectively, the “Tender Offers”) to purchase outstanding debt securities of HP Co. set forth in the tables below (collectively, the “Notes” and each a “series” of Notes).

The complete terms of the Tender Offers are set forth in two separate offers to purchase, one of which sets forth the terms of a tender offer for any and all of the outstanding Notes set forth in Table I (the “Any and All Tender Offer”), and one of which sets forth the terms of a tender offer for the outstanding Notes set forth in Table II (the “Waterfall Tender Offer”) up to a combined aggregate principal amount equal to $2,300,000,000 (the “Waterfall Maximum Amount”), subject to certain acceptance priority levels specified in Table II, and related letters of transmittal, each of which are dated September 30, 2015.

The principal amount of each series of Notes that were validly tendered and not validly withdrawn in the Tender Offers as of the Early Tender Deadline is set forth in the tables below.

Table I – Any and All Tender Offer

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Aggregate Principal Amount Tendered	Percent of Amount Outstanding Tendered
2.200% Notes due Dec. 2015	428236BE2	$650,000,000	$340,549,000	52.39%
2.650% Notes due June 2016	428236BL6	$1,000,000,000	$653,557,000	65.36%
3.000% Notes due Sept. 2016	428236BP7	$1,300,000,000	$868,394,000	66.80%
3.300% Notes due Dec. 2016	428236BU6	$850,000,000	$627,772,000	73.86%
5.40% Notes due March 2017	428236AM5	$500,000,000	$337,265,000	67.45%
2.600% Notes due Sept. 2017	428236BW2	$1,500,000,000	$1,062,730,000	70.85%
5.50% Notes due March 2018	428236AS2	$750,000,000	$458,905,000	61.19%

Table II – Waterfall Tender Offer

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Aggregate Principal Amount Tendered	Percent of Amount Outstanding Tendered	Approximate Proration Factor
2.750% Notes due Jan. 2019	428236BY8	$1,250,000,000	1	$950,206,000	76.02%	100%
Floating Rate Notes due Jan. 2019	428236BZ5	$750,000,000	2	$648,367,000	86.45%	100%
3.750% Notes due Dec. 2020	428236BF9	$1,350,000,000	3	$836,013,000	61.93%	84%
4.300% Notes due June 2021	428236BM4	$1,250,000,000	4	$818,393,000	65.47%	0%
4.375% Notes due Sept. 2021	428236BQ5	$1,000,000,000	5	$646,041,000	64.60%	0%
4.650% Notes due Dec. 2021	428236BV4	$1,500,000,000	6	$885,588,000	59.04%	0%
4.050% Notes due Sept. 2022	428236BX0	$500,000,000	7	$214,458,000	42.89%	0%
6.000% Notes due Sept. 2041	428236BR3	$1,200,000,000	8	$781,272,000	65.11%	0%

Subject to the terms and conditions of the Any and All Tender Offer, HP Co. expects that it will accept for purchase any and all Notes listed on Table I validly tendered and not validly withdrawn prior to the Early Tender Deadline. Subject to the terms and conditions of the Waterfall Tender Offer, HP Co. expects that it will accept for purchase Notes listed on Table II validly tendered and not validly withdrawn prior to the Early Tender Deadline in a combined aggregate principal amount equal to $2,300,000,000 (the “Waterfall Maximum Amount”).

The settlement for the Notes accepted by HP Co. in connection with the Early Tender Deadline is currently expected to take place on October 16, 2015 (the “Settlement Date”). The Notes tendered pursuant to the Tender Offers may no longer be withdrawn, unless otherwise required by law.

The Tender Offers will expire at 11:59 p.m., New York City time, on October 28, 2015, unless extended (such date and time, as the same may be extended, the “Expiration Time”).

Since the Waterfall Tender Offer was oversubscribed as of the Early Tender Deadline, the amounts of each series of Notes listed on Table II that are purchased in the Waterfall Tender Offer on the Settlement Date will be determined in accordance with the acceptance priority levels and the proration procedures described in the offer to purchase in connection with the Waterfall Tender Offer. HP Co. expects to return any Notes tendered but not accepted for purchase on October 16, 2015.

The Tender Offers are not conditioned upon any minimum amount of Notes being tendered, and the Tender Offers may be amended, extended, terminated or withdrawn in whole or with respect to one or more series of Notes.

HP Co.’s obligation to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offers are conditioned upon the satisfaction or waiver of the conditions described in each applicable offer to purchase under the heading “Terms of the Tender Offer—Conditions to the Tender Offer.”

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Tender Offers are being made solely pursuant to terms and conditions set forth in the applicable offer to purchase and the applicable letter of transmittal.

Goldman, Sachs & Co., Morgan Stanley & Co. LLC and HSBC Securities (USA) Inc. are serving as Dealer Managers for the Tender Offers. Questions regarding the Tender Offers may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 357-0422 (collect), to Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 (collect) or to HSBC Securities (USA) Inc. at (888) HSBC-4LM (toll free) or (212) 525-5552 (collect). Requests for the offers to purchase or the letters of transmittal or the documents incorporated by reference therein may be directed to Global Bondholder Services Corporation, which is acting as Tender and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, (212) 430-3774; all others toll free at (866) 924-2200.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of HP Co. may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any statements regarding the Tender Offers, any statements of expectation or belief and any statements or assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected and other risks that are described in HP Co.’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014 and HP Co.’s other filings with the Securities and Exchange Commission, including HP Co.’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2015. HP Co. assumes no obligation and does not intend to update these forward-looking statements.